Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:	Otis Buchanan
Liquidmetal Technologies
949-635-2120
otis.buchanan@liquidmetal.com

MARTIN WEINSTEIN NAMED VICE CHAIRMAN, BOARD OF DIRECTORS OF LIQUIDMETAL® TECHNOLOGIES

Rancho Santa Margarita, California.  March 22nd 2010-- Liquidmetal® Technologies Inc. (OTCBB: LQMT) announces today that it has named Martin Weinstein, ScD, Vice Chairman of Board of Directors.

Previous to this appointment, Dr. Weinstein served as the chairman and chief executive officer of Sequa Corporation, New York, and chairman of Chromalloy Gas Turbine Corporation, San Antonio, Texas. Chromalloy Gas Turbine Corporation, with sales of approximately $1.3 billion and six thousand employees worldwide, is the world’s largest supplier of advanced metallurgical and manufacturing services to the global gas turbine and jet engine industry. Weinstein was also a founding stockholder of Tyco Labs, which then became Tyco Corporation, where he served as head of Tyco’s Material Sciences Department.

In December of 2008, Martin Weinstein retired as vice chairman and CEO of Sequa and chairman of Chromalloy Gas Turbine Corporation where he remains a senior consultant to the company. He is currently the founder/owner of Sheffield Scientific, a company formed to pursue developments in advanced materials and energy.

Dr. Weinstein received his ScD in metallurgy from Massachusetts Institute of Technology, and in May of this year he will be awarded the Rensselaer Polytechnic Institute Davies Medal for Engineering Achievement.

Dr. Weinstein stated, “Liquidmetal Technologies, utilizing their amorphous metal technology, has great potential to develop significant advancements in industrial and consumer materials. I look forward to working with my talented colleagues who have developed this valuable and singular technology, and bringing my many years of experience in metallurgy to build and grow Liquidmetal Technologies.”

Abdi Mahamedi, Chairman of Liquidmetal Technologies, commented, “Dr. Weinstein has a long history of success and extensive experience as a renowned metallurgist.  We are excited to have an individual of Dr. Weinstein’s caliber and accomplishments join our Board.”

This press release may contain “forward-looking statements” that involve risks and uncertainties, including statements regarding our plans, future events, objectives, expectations, forecasts, or assumptions.  Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” and similar expressions identify forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements.  These risks and uncertainties may include:  our limited operating history in developing and manufacturing products from bulk amorphous alloys; the adoption of our alloys by customers; the commercial success of our customer’s products; our ability to identify, develop, and commercialize new applications for our alloys; competition with suppliers of incumbent materials; the development of new materials that render our alloys obsolete; the ability to manage our anticipated growth; our limited direct experience in manufacturing bulk alloy products; scaling-up our manufacturing facilities; protecting our intellectual property; problems associated with manufacturing and selling our alloys outside of the United States; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings).  Liquidmetal Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.